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                                                                      EXHIBIT 12

                      COLUMBIA/HCA HEALTHCARE CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 FOR THE QUARTERS ENDED MARCH 31, 1999 AND 1998
                             (DOLLARS IN MILLIONS)

                                                              1999   1998
                                                              ----   ----
EARNINGS:
Income from continuing operations before minority interests
  and income taxes..........................................  $584   $401
Fixed charges, excluding capitalized interest...............   142    188
                                                              ----   ----
                                                              $726   $589
                                                              ====   ====
FIXED CHARGES:
Interest charged to expense.................................  $111   $153
Interest portion of rental expense and amortization of
  deferred loan costs.......................................    31     35
                                                              ----   ----
Fixed charges, excluding capitalized interest...............   142    188
Capitalized interest........................................     6      4
                                                              ----   ----
                                                              $148   $192
                                                              ====   ====
Ratio of earnings to fixed charges..........................  4.91   3.07